Testing the Waters Materials Related to Series #RASPUTIN

From the Rally App:

#RASPUTIN

RASPUTIN: HANDWRITTEN & SIGNED LETTER (1905-1916)

THIS INITIAL OFFERING IS COMING SOON!

OFFERING AMOUNT: $37,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

# Letter of Authenticity

Friday, March 04, 2022

Certification Number: AJ02321

To Whom It May Concern:

PSA/DNA Authentication Services has examined this Grigori Rasputin signed handwritten letter. In our opinion, the aforementioned signature and handwriting is/are authentic.

The signature(s) is/are consistent considering slant, flow, pen pressure, letter size, and other characteristics that are typical of the other exemplars that we have examined in our hobby and professional career.

As part of the authentication process, the item has been permanently marked with proprietary invisible ink that contains a patented strand of synthetic DNA, which will fluoresce under a calibrated laser. In addition, a tamper-evident label containing a unique alphanumeric certification number has been placed on the item or on this Letter of Authenticity.

Verify the validity of the certification number and exact image at PSAcard.com/DNAcert.

On behalf of the authentication team,

*The Foundation of All Great Collections*

PSA DNA AUTHENTICATION SERVICES

AJ02321

800-325-1121
PSAcard.com/DNAcert

P.O. Box 6180
Newport Beach, CA 92658

follow @PSAcard

#RASPUTIN | $37K

SIMILAR ASSET SALES   TRADING ON RALLY

Prices are not adjusted for inflation

$20K
$15K
$10K
$5K
Jan '86
Feb '94
Apr '02
May '10
Jul '18

+176.2%

COMPARABLE ASSET VALUE CHANGE SINCE 01/01/1986

4

TRANSACTIONS SINCE 01/01/1986

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point. The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Grigori Rasputin Handwritten Letter, Signed	1/1/1986	$6,600.00	Sotheby's
Grigori Rasputin Handwritten Letter, Signed	1/1/1996	$3,680.00	Swann Galleries
Grigori Rasputin Handwritten Letter, Signed	1/1/1997	$2,990.00	Swann Galleries
Grigori Rasputin Handwritten Letter, Signed	7/10/2018	$18,227.12	Christies

**#RASPUTIN** | *Visuals*

Translated into English, #RASPUTIN reads: "My dear, I'm sorry for the inconvenience. Starving. Help him feel better. Give him a job."

LAUNCH GALLERY ›

Coming Soon

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DESCRIPTION OF SERIES 1905-1916 RASPUTIN LETTER

Investment Overview

•Upon completion of the Series #RASPUTIN Offering, Series #RASPUTIN will purchase a 1905-1916 Handwritten and Signed Grigori Rasputin Letter for Series #RASPUTIN (The “Series 1905-1916 Rasputin Letter” or the “Underlying Asset” with respect to Series #RASPUTIN, as applicable), the specifications of which are set forth below.

•Grigori Yefimovich Rasputin was a “mystical advisor” to Czar Nicholas II of Russia known for his supposed healing abilities. He was nicknamed the “Mad Monk.”

•Rasputin gained entry into the inner circle of Russian Czar Nicholas II and his wife, Alexandra Feodorovna as they sought help from the ‘healer’ for their ailing son. After the son was “cured” of hemophilia, Rasputin became an important advisor to the family between 1905 and 1916.

•The Underlying Asset is a 1905-1916 Handwritten and Signed Grigori Rasputin Letter.

Asset Description

Overview & Authentication

•Grigori Yefimovich Rasputin is believed to have born around 1869 to a Siberian peasant family.

•It is believed that due to his limited education, Rasputin never learned to read or write until adulthood.

•As he grew up, some in his village began to claim that he was in possession of “supernatural powers,” though others observed “examples of extreme cruelty,” according to Biography.com.

•Rasputin hoped to become a monk, entering the Verkhoture Monastery in Russia, though soon leaving and marrying Proskovia Fyodorovna at age 19.

•After having three children (two of whom died shortly after birth), Rasputin left his family to travel to Greece and the Middle East, “making several pilgrimages to the Holy Land,” according to Biography.com.

•Rasputin arrived in St. Petersburg in 1903, with “a reputation as a mystic and faith healer,” according to Biography.com.

•Around 1905, Rasputin was first sought out by Czar Nicholas II and his wife in order to heal their son, Alexis. The family believed Rasputin was responsible for healing Alexis, and soon won the favor of Alexandra.

•Rasputin’s association with the imperial family over the years between 1906-1914 gave fodder to political critics, who used the relationship to “undermine the dynasty’s credibility and push for reform,” according to Biography.com.

•According to Biography.com: “Rasputin helped their efforts by claiming to be the Czarina’s advisor, and accounts of his rampant lascivious behavior emerged in the press, compounding contempt among state officials. In truth, however, Rasputin's influence at this time was limited to the health of Alexis.”

•Rasputin predicted the World War I would prove to be a disaster for Russia. Alexandra, who was charged with domestic policy in 1915, defended Rasputin, further implying the magnitude of his influence.

•According to Biography.com: “On the night of December 29, 1916, a group of conspirators, including the czar's first cousin, Grand Duke Dmitri Pavlovich, and Prince Felix Yusupov, invited Rasputin to Yusupov's palace and fed him wine and cakes laced with cyanide. Though Rasputin eventually became rather drunk, the poison seemed to have no effect. Baffled but not deterred, the conspirators finally shot Rasputin multiple times. He was then wrapped in a carpet and thrown into the Neva River, where it was discovered three days later.”

•Before his death, Rasputin had written a letter to Czar Nicholas, predicting that if he were killed it would lead in turn to the death of the entire imperial family at the hands of the Russian people. This prediction came true in July 1918 when the Bolsheviks executed the family.

Notable Features

•The Underlying Asset is a 1905-1916 Handwritten and Signed Grigori Rasputin Letter.

•The Underlying Asset exhibits a cross at the top of the letter, which is “a mark suggesting that he is a mouthpiece of God” according to RR Auction.

Notable Defects

•The Underlying Asset is in condition as described by RR Auction’s condition assessment of “Fine” and the Letter of Authenticity from PSA/DNA.

Details

Series 1905-1916 Rasputin Letter
Memorabilia Type	Handwritten Signed Letter
Author	Rasputin
Year	C. 1905-1916
Size	5 X 8
Rarity	1 of 1
Condition	Fine
Inscribed	"My dear, I’m sorry for the inconvenience. Starving. Help him feel better. Give him a job."
Authentication	PSA/DNA

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1905-1916 Rasputin Letter going forward.